Exhibit 99.1

Lifeloc Reports First Quarter 2024 Results

WHEAT RIDGE, Colo., May 15, 2024 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the first quarter ended March 31, 2024.

First Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.153 million resulting in a quarterly net loss of $(284) thousand, or $(0.12) per diluted share. These results compare to net revenue of $2.165 million and quarterly net loss of ($54) thousand, or ($0.02) per diluted share in the first quarter of 2023. Revenue change for the quarter was essentially flat, decreasing $11 thousand versus the first quarter last year. Gross margin in the first quarter declined to 38.8% versus 43.2% last year, due primarily to increases in costs resulting from inflation. Research and Development investment rose by 40%, primarily for SpinDx development, contributing significantly to the current period loss.

We believe our core alcohol detection product line-up is strong. The L-series LX9 and LT7 units have features and performance that have driven market penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. Additionally, smart phone pairing of the LX9 units is expected to be introduced in the second quarter of 2024.

“We are excited to be able to offer smart phone pairing with our LX9 units soon to achieve better systems integration, which some customers have been seeking,” commented Dr. Wayne Willkomm, President and CEO.

We expect that sales of our newer L-series devices will be incremental to FC-series devices rather than displacing FC sales. The L-series devices have been certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors. Our FC-series devices remain popular with many law enforcement and international organizations. Our Easycal® automated calibration station, the only automated calibration available for portable breath alcohol testers, builds valuable protection around our brand and contributes to market share gains by the workplace Phoenix® 6.0 BT and EV 30 devices.

We believe our most important goal and best opportunity remains the convergence of the global need for rapid detection of drugs of abuse with Lifeloc’s proven capability to build easy-to-use portable testing equipment. We are therefore focusing our research and development efforts on leveraging the SpinDx™ technology platform, sometimes referred to as “Lab on a Disk,” to develop a series of devices and tests that can be used at roadside and in emergency rooms, forensic labs and workplace test sites to achieve a rapid and quantitative measure for a panel of drugs of abuse. The initial product release is projected to be a device with a disk that allows for detection of delta-9-THC (the major intoxicating component of the cannabis plant) from a test subject’s saliva, followed by a disk for a panel of other drugs. SpinDx has been demonstrated in our laboratory to effectively detect for delta-9-THC, cocaine, fentanyl, amphetamine methamphetamine, morphine, MDMA, and benzodiazepines. Testing has validated the SpinDx measurement technology against the definitive standard liquid chromatography-mass spectroscopy (LCMS) measurement utilizing human samples.  The LCMS data are validating the SpinDx test results on real-world human saliva tests at a limit of detection of approximately 10 ng/ml. With our research and development work, we continue to improve our technology’s robustness, speed, and convenience of operation. The start of beta testing of our SpinDx saliva testing system utilizing the delta-9-THC disks is expected later in 2024 using prototype readers as shown in the photograph below. Commercial launch of our first SpinDx application is projected to occur in 2025. Following initial commercialization, we expect more offerings from this technology platform to include expanded drug panels and samples collected from blood and breath. Following the release of our SpinDx saliva testing system, we expect to accelerate development of combining our LX9 breathalyzer with the THC SpinDx detection unit, to produce our roadside marijuana breathalyzer system.

“Our top priority is pushing the SpinDx product platform across the finish line,” Dr. Willkomm said. “We anticipate increasing our research and development expenses in this final push toward commercialization. With the rising interest in saliva drug testing, the initial release of SpinDx to the market becomes more urgent and valuable.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Easycal® and Phoenix® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Balance Sheets

ASSETS
	March 31, 2024 (Unaudited)	December 31, 2023
CURRENT ASSETS:
Cash	$1,031,540	$1,766,621
Accounts receivable, net	756,907	812,126
Inventories, net	3,017,505	3,024,834
Prepaid expenses and other	266,956	105,967
Total current assets	5,072,908	5,709,548

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,154,803	1,154,803
Training courses	432,375	432,375
Office equipment, software and space modifications	233,190	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	522,542	480,684
Less accumulated depreciation	(3,375,026)	(3,326,837)
Total property and equipment, net	2,010,415	2,000,174

OTHER ASSETS:
Patents, net	84,327	64,439
Deposits and other	265,169	111,157
Deferred taxes	895,551	806,652
Total other assets	1,245,047	982,248

Total assets	$8,328,370	$8,691,970

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$556,160	$402,231
Term loan payable, current portion	51,985	51,588
Income taxes payable	—	44,952
Customer deposits	178,052	195,719
Accrued expenses	175,916	329,311
Deferred revenue, current portion	76,247	79,036
Reserve for warranty expense	46,500	46,500
Total current liabilities	1,084,860	1,149,337

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,157,635	1,170,243

DEFERRED REVENUE, net of current portion	8,856	11,565
Total liabilities	2,251,351	2,331,145

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,668,014	4,668,014
Retained earnings	1,409,005	1,692,811
Total stockholders' equity	6,077,019	6,360,825

Total liabilities and stockholders' equity	$8,328,370	$8,691,970

LIFELOC TECHNOLOGIES, INC

Condensed Statements of Income (Unaudited)

	Three Months Ended March 31,
REVENUES:	2024	2023
Product sales	$2,134,434	$2,133,359
Royalties	10,936	8,206
Rental income	8,073	22,989
Total	2,153,443	2,164,554

COST OF SALES	1,318,136	1,229,127

GROSS PROFIT	835,307	935,427

OPERATING EXPENSES:
Research and development	555,599	396,766
Sales and marketing	345,009	287,883
General and administrative	314,926	319,015
Total	1,215,534	1,003,664

OPERATING INCOME (LOSS)	(380,227)	(68,237)

OTHER INCOME (EXPENSE):
Interest income	17,672	9,800
Interest expense	(10,150)	(10,535)
Total	7,522	(735)

NET (LOSS) BEFORE PROVISION FOR TAXES	(372,705)	(68,972)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	88,899	15,184

NET INCOME (LOSS)	$(283,806)	$(53,788)

NET INCOME (LOSS) PER SHARE, BASIC	$(0.12)	$(0.02)

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.12)	$(0.02)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,454,116	2,454,116

 Lifeloc Technologies, Inc.

Condensed Statements of Stockholders' Equity (Unaudited)

	Three Months Ended March 31,
	2024	2023
Total stockholders' equity, beginning balances	$6,360,825	$6,115,211

Common stock (no shares issued during periods):
Beginning balances	4,668,014	4,668,014
Ending balances	4,668,014	4,668,014

Retained earnings:
Beginning balances	1,692,811	1,487,954
Net income (loss)	(283,806)	(53,788)
Ending balances	1,409,005	1,433,409

Total stockholders' equity, ending balances	$6,077,019	$6,101,423

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
CASH FLOWS FROM OPERATING ACTIVITIES:	2024	2023
Net (loss)	(283,806)	(53,788)
Adjustments to reconcile net income to net cash provided from (used in) operating activities-
Depreciation and amortization	51,085	72,490
Provision for inventory obsolescence, net change	17,500	—
Deferred taxes, net change	(88,899)	(15,184)
Changes in operating assets and liabilities-
Accounts receivable	55,219	84,089
Inventories	(10,171)	(130,416)
Prepaid expenses and other	(160,989)	(155,863)
Deposits and other	(154,012)	—
Accounts payable	153,929	88,806
Income taxes payable	(44,952)	—
Customer deposits	(17,667)	(11,884)
Accrued expenses	(153,395)	(157,567)
Deferred revenue	(5,498)	(6,689)
Net cash provided from (used in) operating activities	(641,656)	(286,006)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(58,430)	—
Patent filing expense	(21,708)	(1,404)
Net cash (used in) investing activities	(80,138)	(1,404)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(13,287)	(12,900)
Net cash provided from (used in) financing activities	(13,287)	(12,900)

NET INCREASE (DECREASE) IN CASH	(735,081)	(300,310)

CASH, BEGINNING OF PERIOD	1,766,621	2,352,754

CASH, END OF PERIOD	$1,031,540	$2,052,444

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$9,073	$9,459

Cash paid for income tax	$6,440	$—